Exhibit (a)(6)

CERTIFICATE OF AMENDMENT

TO THE

DECLARATION OF TRUST

OF

DEUTSCHE EQUITY 500 INDEX PORTFOLIO

Effective as of July 2, 2018

The undersigned, William N. Searcy, Jr., a duly elected, qualified and acting Trustee of the Trust, hereby certifies as follows:

WHEREAS, Section 10.4 of Article X of the Declaration of Trust dated December 11, 1991 (as amended from time to time, the “Declaration”) of Deutsche Equity 500 Index Portfolio, a New York business trust (the “Trust”) provides that the Trustees of the Trust may amend the Declaration at any time without the vote of shareholders in order to change the name of the Trust;’

WHEREAS, at a meeting of the Board of Trustees of the Trust on May 16, 2018, the Trustees of the Trust voted to change the name of the Trust to Deutsche DWS Equity 500 Index Portfolio; and

WHEREAS, the name is scheduled to become effective on July 2, 2018.

NOW, THEREFORE, the Declaration is hereby amended by striking Section 1.1 of Article I in its entirety and substituting in lieu thereof the following:

Name. This Trust shall be known as “Deutsche DWS Equity 500 Index Portfolio,” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine; and all other references to the name of the Trust in the Declaration shall be changed accordingly.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 16th day of May, 2018.

/s/ William N. Searcy, Jr.

William N. Searcy, Jr., as Trustee